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                                                                    EXHIBIT 99.1


                                 August 12, 2002

Delphax Technologies, Inc.
12500 Whitewater Drive
Minnetonka, Minnesota 55343

         Re:  Amendment to Rights Agreement

Gentlemen:

         We hereby request that Delphax Technologies Inc. (the "Company") amend its Right Agreement dated March 22, 2002 (the "Rights Agreement") so as to permit us to acquire up to 19.9% of the Company's outstanding shares without triggering a distribution of rights under the Rights Agreement. You have indicated that the Board of Directors is willing to consider exempting ownership of Company shares by us up to that level.

         In order to provide information for the Board to act on that request, we each represent and warrant that: (a) our filings on Schedule 13D with the Securities and Exchange Commission concerning our Company common stock have been true and correct in all material respects when filed and no new reports or amendments thereto are required to be filed; and (b) the shares of Common Stock which we beneficially owns or shall beneficially own are being held by us for investment purposes only, and not with the purpose of changing or influencing the control of the Company.

         We agree with the Company that, in the event that the Rights Agreement is amended to permit us to acquire up to 19.9% of the Company's outstanding shares without triggering a distribution of rights under the Rights Agreement, neither we or our affiliates or associates will in any manner, directly or indirectly:

         (a) participate in or seek, offer, propose to effect or cause (or in any way assist any other person to seek, offer, propose to effect or cause) (i) any tender or exchange offer, merger or other business combination involving the Company, (ii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, or (iii) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote any voting securities of the Company; or

         (b) form, join or in any way participate in a "group" (as defined under the Exchange Act) with respect to any securities of the Company; or

         (c) make, or take any action which might force the Company to make, a public announcement regarding any of the matters set forth in (a) above; or

         (d) enter into any discussions or arrangements with any third party with respect to any of the foregoing.


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We acknowledge that if the foregoing agreement takes effect because the Rights
Agreement is amended as indicated above, and we were to subsequently breach the foregoing agreement, we would cease to be exempt from being an "Acquiring Person" under the Rights Agreement.

         In the foregoing is agreeable to you, please countersign and return to us a copy of this letter.

                                        Sincerely,

                                        /s/ Annette J. Brenner
                                        ----------------------------------
                                               Annette J. Brenner

                                        /s/ Fred H. Brenner
                                        -----------------------------------
                                               Fred H. Brenner
AGREED:

Delphax Technologies Inc.

    /s/ Robert Barniskis, CFO

By  /s/ Robert Barniskis
   ----------------------------
Its CFO
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